EXHIBIT 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Vermont Electric Power Company, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3 of Central Vermont Public Service Corporation of our report dated March 7, 2008 with respect to the consolidated balance sheets of Vermont Electric Power Company, Inc. and subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2007, which report appears in the December 31, 2007 Annual Report on Form 10-K of Central Vermont Public Service Corporation and the reference to our firm under the heading “Experts” in the registration statement.

Our report on the consolidated financial statements of Vermont Electric Power Company, Inc. and subsidiary, refers to the adoption of Statement of Financial Accounting Standards (SFAS) No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, as of December 31, 2007.

/s/ KPMG

Burlington, Vermont
May 16, 2008